Exhibit 99.1

Entercom Communications Corp.

Reports Record Third Quarter 2004 Results

Same Station Revenues Increase 3%

Entercom Board of Directors Authorizes a Second $100 Million Stock Buyback

(Bala Cynwyd, Pa. November 1, 2004) Entercom Communications Corp. (NYSE: ETM) today reported record financial results for the quarter ended September 30, 2004. Net income per share was $0.41.

For the third quarter as compared to the prior year:

•                                          Net revenues increased 4% to $112.5 million.

•                                          Same station net revenues increased 3% to $112.5 million.

•                                          Same station operating expenses increased 2% to $63.5 million.

•                                          Same station operating income increased 4% to $49.0 million.

The Company’s net revenues and station operating income represent record highs for a third quarter reporting period.

During the third quarter, the Company entered into a new bank credit agreement with a syndicate of banks for an $800 million five-year revolving senior secured credit facility.  The former credit facility was terminated resulting in a write-off in this quarter of $1.4 million in unamortized debt issuance costs.  On a proforma basis, without this charge, net income per share was $0.43.

Today the Company also announced that its Board of Directors has authorized a second stock buyback of up to $100 million of Entercom common stock in the open market, with the amount and timing of repurchases depending on market conditions. Under the previous stock buyback, announced May 13, 2004, the Company repurchased 2.6 million shares of stock during the second and third quarters of 2004 in an amount of $100 million.

David J. Field, President and Chief Executive Officer stated, “Entercom achieved same-station revenue growth of 3% for the quarter, significantly outpacing our markets which were flat for the quarter.  Furthermore, we gained revenue share in 13 of our 18 measured markets and achieved strong ratings performance across the substantial majority of our brands. We are very pleased with our third quarter results in the context of the challenging business climate that adversely affected a broad range of advertising supported media including television, newspaper and radio.  I would like to salute the entire Entercom team for their excellent performance during the quarter and for continuing our long track record of superior operating performance.

During the quarter, we aggressively implemented our stock buyback program, completing the $100 million repurchase that was authorized in May.   I am pleased to announce a new $100 million stock buyback authorization based on our belief that current stock valuations do not adequately reflect the fundamental strengths of the radio industry.

Entercom continues to focus on needle-moving innovations in programming and sales to drive performance.  We are achieving significant success with creative new formats in several markets while our business development initiative has enabled us to attract scores of new advertisers to radio.  On an industry level, we are very excited by progress on key initiatives that are fundamentally enhancing radio’s appeal to advertisers and listeners.  These initiatives should begin to impact industry performance positively in 2005.”

On September 3, 2004, Entercom completed the acquisition of three radio stations, WZPL-FM, WTPI-FM and WXNT-AM, in Indianapolis for $73.5 million.  The Company commenced operations of these stations under a time brokerage agreement (TBA) on June 1, 2004 and incurred a TBA fee of $0.6 million in this quarter.  With the completion of this acquisition the TBA was terminated.  Indianapolis is the nation’s 31st largest market ranked by radio revenues and the 41st largest by Arbitron population size.

As of September 30, 2004, the Company had $11 million in cash and cash equivalents. The Company had outstanding $355 million of Senior Debt and $150 million of Senior Subordinated Notes due in 2014.

The number of shares outstanding as of September 30, 2004, was 49.0 million, while the weighted average diluted shares outstanding for the quarter was 49.8 million

Fourth Quarter Guidance

Based on the current business outlook, the Company expects to report an increase in same station net revenues of low single digits for the fourth quarter of 2004.

For purposes of same station comparisons, last year’s same station fourth quarter net revenues were $107.5 million and station operating expenses were $62.4 million.  Prior year reported and same station results reconciliation are available on the Company’s website.

Earnings Conference Call and Company Information

Entercom will hold a conference call regarding the quarterly earnings release on Monday, November 1, 2004 at 10:30 AM Eastern Time.   The public may access the conference call by dialing 888-995-9566.  A replay of the conference call will be available through November 5, 2004 by dialing 888-566-0475.   A webcast of the conference call will be available beginning 48 hours after the call for a period of one week on the Company’s website: www.entercom.com.

Entercom is the nation’s fourth largest radio broadcaster, operating in Boston, Seattle, Denver, Portland, Sacramento, Kansas City, Indianapolis, Milwaukee, New Orleans, Norfolk, Buffalo, Memphis, Providence, Greensboro, Greenville/Spartanburg, Rochester, Madison, Wichita, Wilkes- Barre/Scranton, Gainesville/Ocala, and Longview/Kelso, WA.

Certain Definitions

All references to per share data, unless stated otherwise, are presented as per diluted share.

With the adoption of Regulation G by the SEC, station operating income replaces broadcast cash flow as the metric used by management to assess the performance of our stations. The Company calculates station operating income in the same manner as broadcast cash flow.

It is important to note that station operating income, same station net revenues, same station operating expenses, same station operating income and free cash flow are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”). Management believes that these measures are useful as a way to evaluate the Company and the means for management to evaluate our radio stations’ performance and operations. Management believes that these measures are useful to an investor in evaluating our performance because they are widely used in the broadcast industry to measure a radio company’s operating performance. You should not consider these non-GAAP measures in isolation or as substitutes for net income, operating income, or any other measure for determining our operating performance that is calculated in accordance with generally accepted accounting principles. These non-GAAP measures are not necessarily comparable to similarly titled measures employed by other companies.

Station operating income consists of operating income before depreciation and amortization, time brokerage agreement fees, corporate general and administrative expenses and gain or loss on sale of assets.

Free cash flow consists of operating income: (i) plus depreciation and amortization, non-cash compensation expense (which is otherwise included in corporate general and administrative expenses); and (ii) less net interest expense (excluding amortization of deferred financing costs), gains (loss) on sale of assets, taxes paid (refunded) and capital expenditures.

Same station operating data is computed by comparing the performance of stations operated by the Company throughout the relevant period to the comparable performance in the prior year’s corresponding period. The Company includes in the same station operating data the effects of changes in status of significant contracts that: (i) relate to operations; (ii) have a significant effect on the net revenues and or station operating expenses of a particular market; and (iii) are accounted for as a separate business unit.

Note Regarding Forward-Looking Statements

The information in this news release is being widely disseminated in accordance with the Securities and Exchange Commission’s Regulation FD.

This news announcement contains certain forward-looking statements that are based upon current expectations and certain unaudited pro forma information that is presented for illustrative purposes only and involves certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Additional information and key risks are described in the Company’s filings on Forms 8-K, 10-Q and 10-K with the Securities and Exchange Commission. Readers should note that these statements might be impacted by several factors including changes in the economic and regulatory climate and the business of radio broadcasting, in general. The unaudited pro forma information and same station operating data reflects adjustments and is presented for comparative purposes only and does not purport to be indicative of what has occurred or indicative of future operating results or financial position.  Accordingly, the Company’s actual performance may differ materially from those stated or implied herein.  The Company assumes no obligation to publicly update or revise any unaudited pro forma or forward-looking statements.

Contact:

Steve Fisher

Executive Vice President and Chief Financial Officer

610-660-5647

Entercom Third Quarter 2004

Earnings Release

ENTERCOM COMMUNICATIONS CORP.

CONDENSED CONSOLIDATED FINANCIAL DATA

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
CONDENSED STATEMENTS OF OPERATIONS
Net Revenues	$112,507	$107,788	$313,222	$296,415

Station Operating Expenses	63,530	61,171	180,409	172,299
Corporate General and Administrative Expenses, Including Non-Cash Compensation Expense of $168 and $127 for the Three Months Ended September 30, 2004 and 2003, Respectively, and $485 and $338 for the Nine Months Ended September 30, 2004 and 2003, Respectively	4,038	3,642	11,689	10,905
Depreciation and Amortization	4,014	3,681	11,794	10,977
Time Brokerage Agreement Fees	615	467	796	1,169
Net (Gain) Loss on Sale or Disposition of Assets	(8)	(9)	741	169
Operating Income	40,318	38,836	107,793	100,896

Other Expense (Income) Items:
Interest Expense, Including Amortization of Deferred Financing Costs of $300 and $244 for the Three Months Ended September 30, 2004 and 2003, Respectively, and $788 and $809 for the Nine Months Ended September 30, 2004 and 2003, Respectively	5,668	5,010	15,286	15,605
Financing Cost of Convertible Preferred Securities	—	—	—	2,020
Interest Income	(56)	(45)	(165)	(434)
Loss on Extinguishment of Debt	1,387	—	1,387	3,795
Net Loss (Gain) on Derivative Instruments	268	(705)	(763)	(370)
Loss on investments	—	—	176	—
Total Other Expense	7,267	4,260	15,921	20,616

Income Before Income Taxes	33,051	34,576	91,872	80,280
Income Taxes	12,790	13,016	35,615	30,256
Net Income	$20,261	$21,560	$56,257	$50,024
Net Income Per Share - Basic	$0.41	$0.42	$1.11	$0.98
Net Income Per Share - Diluted	$0.41	$0.41	$1.10	$0.97

Weighted Common Shares Outstanding - Basic	49,523	51,353	50,684	50,816
Weighted Common Shares Outstanding - Diluted	49,767	51,976	51,041	51,462

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Capital Expenditures	$2,272	$3,564	$5,637	$11,992
Income Taxes Paid	$2,850	$195	$9,385	$205

	September 30,
	2004	2003
SELECTED BALANCE SHEET DATA
Cash and Cash Equivalents	$11,135	$25,076
Working Capital	86,112	33,260
Total Assets	1,677,374	1,551,549
Senior Debt	355,281	258,266
7.625% Senior Subordinated Notes	150,000	150,000
Total Shareholders’ Equity	991,392	1,004,807

OTHER FINANCIAL DATA

	Three Months Ended September 30,
	2004	2003
Same Station Computations:
Net Revenues - Reconciliation of Same Station Net Revenues to GAAP:
Net Revenues as Reported	$112,507	$107,788
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	—	1,465
Same Station Net Revenues	$112,507	$109,253

Station Operating Expenses - Reconciliation of Same Station Operating Expenses to GAAP:
Station Operating Expenses as Reported	$63,530	$61,171
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	—	932
Same Station Operating Expenses	$63,530	$62,103

Reconciliation of Station Operating Income and Same Station Operating Income to GAAP (Operating Income):
Operating Income as Reported	$40,318	$38,836
Corporate General and Administrative Expenses	4,038	3,642
Depreciation and Amortization	4,014	3,681
Time Brokerage Agreement Fees	615	467
Net Gain on Sale or Disposition of Assets	(8)	(9)
Station Operating Income	48,977	46,617
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	—	533
Same Station Operating Income	$48,977	$47,150

Reconciliation of Free Cash Flow to GAAP (Net Income):
Net Income as Reported	$20,261	$21,560
Depreciation and Amortization	4,014	3,681
Deferred Financing Costs Included in Interest Expense	300	244
Non-Cash Compensation Expense	168	127
Net Gain on Sale or Disposition of Assets	(8)	(9)
Loss on Extinguishment of Debt	1,387	—
Net Loss (Gain) on Derivative Instruments	268	(705)
Income Taxes	12,790	13,016
Capital Expenditures	(2,272)	(3,564)
Taxes Paid	(2,850)	(195)
Free Cash Flow	$34,058	$34,155

Reconciliation of Free Cash Flow to GAAP (Operating Income):
Operating Income as Reported	$40,318	$38,836
Depreciation and Amortization	4,014	3,681
Non-Cash Compensation Expense	168	127
Interest Expense, Net of Interest Income and Deferred Financing Costs	(5,312)	(4,721)
Capital Expenditures	(2,272)	(3,564)
Net Gain on Sale or Disposition of Assets	(8)	(9)
Taxes Paid	(2,850)	(195)
Free Cash Flow	$34,058	$34,155

Reconciliation of Pro Forma Net Income Per Share - Diluted to GAAP Net Income Per Share - Diluted:
Net Income Per Share - Diluted, as Reported	$0.41	$0.41
Loss on Extinguishment of Debt, Net of Provision for Taxes	$0.02	$—
Pro Forma Net Income Per Share - Diluted	$0.43	$0.41

Prior Year’s Data For Fourth Quarter
Reconciliation of Prior Year’s Same Station Net Revenues to GAAP (Net Revenues):
Net Revenues as Reported		$104,641
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts		2,829
Same Station Net Revenues		$107,470

Reconciliation of Prior Year’s Same Station Operating Expenses to GAAP (Station Operating Expenses):
Station Operating Expenses as Reported		$59,885
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts		2,480
Same Station Operating Expenses		$62,365